UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2006

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

        On August 7, 2006, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and six months ended June 30, 2006.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (d)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued August 7, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued August 7, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: August 7, 2006	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES ANNOUNCES RECORD QUARTER
PERFORMANCE EXCEEDING GUIDANCE

Flanders, NJ, August 7, 2006 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurement, macro-defect inspection and data analysis software solutions used during semiconductor device manufacturing, today announced financial results for the second quarter ended June 30, 2006.

Highlights for the second quarter include:

  Record revenue of $56.7 million increased 78% sequentially
  Operating income was at 22% of revenues and exceeded $12.0 million
  EPS increased to $0.28, above previous guidance of $0.17 to $0.21 per share
  Annualized merger cost synergies of over $5.0 million achieved

Discussing the second quarter results, Paul F. McLaughlin, Chairman and CEO commented,
"Second quarter results speak for themselves and clearly confirm the benefits of merging two great companies. We are ahead of schedule in nearly all integration areas, particularly in the marketplace as customers have endorsed the new Rudolph in a major way. Scope and scale do make a difference in the minds of many customers and combining that with our three #1 market share positions serve to make Rudolph a 'safe choice' for process control engineers at device manufacturers around the world. The result was record revenue."

McLaughlin continued, "Of course, this only makes sense if bottom line results accompany that revenue growth and I'm pleased to report operating income in the second quarter was at 22% of revenues, which is well within our long-term financial model. Operationally, all three business units, metrology, inspection and software were profitable, with our software unit called Data Analysis and Review being two quarters ahead of plan. We are also ahead of our integration schedule for operations as we have exceeded our goal of $5.0 million in annualized cost synergies for the first year. Our teams had a long time to get ready for this integration and we were able to execute to plan as we got out of the gate very fast. We featured seven new product and software releases at Semicon West last month, so we believe we are well on our way to being a balanced company with a nice mixture of capacity and technology purchases driving our growth."

The Company's second quarter revenue totaled $56.7 million, a 78% increase compared to $31.8 million for the first quarter of 2006. Second quarter results included a full quarter results of the merger with August Technology.

Looking at the geographic distribution of our second quarter sales, international sales represented approximately 72% of revenue while domestic sales accounted for 28%. Approximately 63% of the Company's tool revenue was from 300mm product sales.

Second quarter net income totaled $8.0 million, or $0.28 per diluted share, which included $496 thousand or $0.01 per diluted share in charges related to inventory write-ups from purchase accounting. The Company reported a net loss of $11.7 million, or $0.52 per diluted share for the 2006 first quarter, which included in-process R&D and other acquisition related charges.

Second quarter gross margin was 52%, which included the inventory write-up charges noted above. The gross margin in the 2006 first quarter of 29% was also negatively impacted by $5.7 million in purchase accounting and inventory charges.

Research and development (R&D) expenses for the second quarter totaled $7.3 million, compared to $5.3 million in the first quarter of 2006. As a percentage of revenue, R&D was 13%, compared to 17% last quarter. The sequential dollar increase in R&D is primarily the result of the inclusion of a full quarter of R&D cost related to the August Technology merger and increased compensation costs. The Company anticipates that third quarter spending on R&D will be approximately 13% of revenue.

Selling, general and administrative (S,G&A) expenses for the second quarter totaled $9.0 million, compared to $7.0 million in the first quarter of 2006. As a percentage of revenue, S,G&A was 16%, compared to 22% last quarter. The sequential dollar increase in S,G&A is primarily the result of the inclusion of a full quarter of SG&A cost related to the August Technology merger and increased compensation expense. The Company expects that S,G&A will be approximately 16% of revenue in the third quarter of 2006.

Balance Sheet Strength

At June 30, 2006, the Company's cash and marketable securities totaled $74.4 million and the current ratio was 5.3 to 1.

Outlook

The Company is currently anticipating revenue for the third quarter ending September 30, 2006 to be flat to up 5% compared to the 2006 second quarter, with growth re-accelerating in the fourth quarter. Earnings per share for the third quarter ending September 30, 2006 are forecast to range from $0.26 to $0.30 per diluted share, without giving effect to the sale of inventory stepped up in the purchase accounting for the August Technology merger.

Conference Call

Rudolph Technologies will be hosting a conference call today at 4:45 PM ET. A live webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology, defect inspection and data analysis systems used by semiconductor device manufacturers. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market. Rudolph has enhanced the competitiveness of its products in the marketplace by anticipating and addressing many emerging trends driving the semiconductor industry's growth. Rudolph's strategy for continued technological and market leadership includes aggressive research and development of complementary metrology and inspection solutions. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's web site at www.rudolphtech.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements related to our expectations regarding our revenue and earnings expectations for the third quarter, increases in customer orders and bookings, future growth of our business, and the overall improvement in the market. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "would," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of those words and other comparable words. Rudolph wishes to take advantage of the "safe harbor" provided for by the Private Securities Litigation Reform Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Rudolph. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: (1) cyclicality of the semiconductor industry; (2) customer concentration; (3) introduction of new products by Rudolph's competitors; (4) sole or limited sources of supply; (5) the integration of the businesses of Rudolph and August may not be completed successfully, which may result in the combined company not operating as effectively and efficiently as expected or such integration may be more difficult, time-consuming or costly than expected; (6) expected combination benefits from the merger may not be fully realized or realized within the expected time frame; (7) revenues may be lower than expected; (8) costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected, or the effects of purchase accounting, when finalized, may be different from the company's expectations; (9) the industry may be subject to future regulatory or legislative actions that could adversely affect the company; (10) the impact of a slowdown in the overall economy; (11) uncertainty of the current global political environment; (12) the potential for terrorist attacks; (13) changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments; (14) the timing of revenue recognition of shipments and services provided; (15) changes in or an inability to execute our business strategy; (16) unanticipated manufacturing or supply problems and (17) changes in tax rules. Rudolph cannot guarantee future results, levels of activity, performance, or achievements. Additional factors that may affect the future results of Rudolph are set forth in its Form 10-K report for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.sec.gov, the SEC's website, and at the Company's website which is http://www.rudolphtech.com. These factors are updated from time to time through the filing of reports and registration statements with the SEC. Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

    Investors:
    Steven R. Roth
    973.448.4302
    steven.roth@rudolphtech.com

    Trade Press:
    Virginia Becker
    952.259.1647
    virginia.becker@rudolphtech.com

(Tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($000) - (Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets
Cash and marketable securities	$ 74,367	$ 80,807
Accounts receivable, net	72,658	26,046
Inventories	57,174	30,073
Prepaid and other assets	6,324	3,093
Total current assets	210,523	140,019
Property, plant and equipment, net	16,715	8,599
Intangibles	185,895	21,873
Other assets	3,149	9,510
Total assets	$ 416,282	$ 180,001

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 22,917	$ 9,952
Other current liabilities	16,697	4,773
Total current liabilities	39,614	14,725
Non-current liabilities	4,226	742
Total liabilities	43,840	15,467
Stockholders' equity	372,442	164,534
Total liabilities and stockholders' equity	$ 416,282	$ 180,001

(Table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) - ($000)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Revenues	$ 56,692	$ 21,385	$ 88,540	$ 44,442
Cost of revenues	27,001	11,266	49,600	23,561
Gross profit	29,691	10,119	38,940	20,881
Operating expenses:
Research and development	7,325	3,005	12,635	6,376
In-process research and development	-	-	9,900	-
Selling, general and administrative	9,046	4,836	16,032	10,158
Amortization	1,125	219	1,797	438
Total operating expenses	17,496	8,060	40,364	16,972
Operating income (loss)	12,195	2,059	(1,424)	3,909
Interest income and other, net	801	417	1,513	841
Provision for income taxes	5,005	615	3,844	1,140
Net income (loss)	$ 7,991	$ 1,861	$ (3,755)	$ 3,610

Net income (loss) per share:

Basic	$ 0.28	$ 0.11	$ (0.15)	$ 0.21
Diluted	$ 0.28	$ 0.11	$ (0.15)	$ 0.21

Weighted average shares outstanding:

Basic	28,637,507	16,896,480	25,620,417	16,868,991
Diluted	28,943,447	16,928,358	25,620,417	16,925,316

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